UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 19, 2026
Group 1 Automotive, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-13461	76-0506313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
730 Town and Country Blvd, Suite 500
Houston, Texas 77024
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code (713) 647-5700
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	GPI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.01     Completion of Acquisition or Disposition of Assets.
As previously disclosed, on July 30, 2026, Group 1 Automotive, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Hennessy Automobile Companies, Inc. and certain of its affiliated dealership, collision center and real estate holding entities (collectively, “Hennessy”), and solely for the limited purposes set forth therein, Peter R. Hennessy, Mark W. Hennessy and Stephen R. Hennessy, pursuant to which the Company agreed to acquire all of the assets (other than certain excluded assets) relating to the operation of 10 automobile dealerships and one collision center located in the greater Atlanta, Georgia market, together with certain related dealership real estate and leasehold interests (the “Hennessy Acquisition”). The Company also agreed to assume certain specified liabilities of Hennessy, including obligations arising after the closing under assumed contracts.
On October 19, 2026, the Company and certain of its subsidiaries completed the Hennessy Acquisition. The aggregate consideration paid by the Company was approximately $1.3 billion, subject to customary post-closing adjustments, including a true-up of the operating asset purchase price within 90 days after closing. At the closing, $80.0 million of the purchase price was deposited into an indemnity escrow account to secure Hennessy’s post-closing indemnification obligations under the Purchase Agreement, with 25% to be released to Hennessy three months after the closing, an additional 25% to be released nine months after the closing, and the remainder to be released 18 months after the closing, in each case subject to pending claims, if any.
The Hennessy Acquisition was funded with the net proceeds from the previously announced private placement of $625 million of 6.250% senior notes due 2032 and $625 million of 6.625% senior notes due 2035, together with cash on hand.
The foregoing description of the Purchase Agreement and the Hennessy Acquisition does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached hereto as Exhibit 2.1, and the First Amendment to Purchase and Sale Agreement, dated as of October 2, 2026, which is attached hereto as Exhibit 2.2, each of which is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, are not included in this Current Report on Form 8-K. Such financial statements will be filed within 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.
(b) Pro Forma Financial Information.
The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, is not included in this Current Report on Form 8-K. Such pro forma financial information will be filed within 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.
(d) Exhibits.

Exhibit No.	Description
2.1*	Purchase and Sale Agreement, dated as of July 30, 2026, by and among Group 1 Automotive, Inc., Hennessy Automobile Companies, Inc., Telalee Partners, Inc., Woodhaven Partners, LLC, Woodhaven Partners II, Inc., Hennessy Cadillac, Inc., Tuxedo Partners, Inc., Valley Partners, Inc., Berwyn Partners, Inc., the affiliated real estate holding entities identified therein, and solely for the limited purposes set forth therein, Peter R. Hennessy, Mark W. Hennessy and Stephen R. Hennessy.
2.2*	First Amendment to Purchase and Sale Agreement, dated as of October 2, 2026, by and among Group 1 Automotive, Inc., Hennessy Automobile Companies, Inc., Telalee Partners, Inc., Woodhaven Partners, LLC, Woodhaven Partners II, Inc., Hennessy Cadillac, Inc., Tuxedo Partners, Inc., Valley Partners, Inc., Berwyn Partners, Inc., the affiliated real estate holding entities identified therein, and solely for the limited purposes set forth therein, Peter R. Hennessy, Mark W. Hennessy and Stephen R. Hennessy.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Group 1 Automotive, Inc.

Date:	October 21, 2026	By:	/s/ Gillian A. Hobson
Name: Gillian A. Hobson
Title: Senior Vice President